Exhibit 5.1

Letterhead of Gardere Wynne Sewell LLP

August 25, 2014

Interphase Corporation

4240 International Parkway, Suite 105

Carrollton, Texas 75007

Re: Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Interphase Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain shares of the Company’s Common Stock, $0.10 par value per share (“Common Stock”), in a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2014 (the “Registration Statement”). The Registration Statement relates to the potential resale from time to time by the selling shareholder named in the prospectus included in the Registration Statement of up to a total of 1,367,000 shares of Common Stock (the “Shares”).

We have reviewed the Registration Statement and such other documents and items, and have made such examination of law, as we deem necessary as a basis for the opinion expressed in this opinion letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due execution and delivery of all documents where the due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion letter, we have relied upon certificates of or comparable information from public officials and one or more officers of the Company.

Based on the foregoing, and subject to the qualifications stated below, we are of the opinion that the Shares are validly issued and fully paid and nonassessable.

The opinion expressed in this opinion letter is limited to the Texas Business Organizations Code, including (without limitation) the reported judicial interpretations of that statute, and the Texas Constitution, in each case as currently in effect. We express no opinion as to any other laws.

Interphase Corporation

August 25, 2014

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By: /s/ Richard A. Tulli

     Richard A. Tulli, Partner